Exhibit 10.17

AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT (the “Agreement”), is made this 7th day of April, 2025, by and between Toppoint Holdings Inc., a Corporation incorporated under the laws of State of Nevada (hereinafter, known as “Lender”) and Golden Bridge Capital Management Limited, a Corporation organized under the laws of the Cayman Islands (hereinafter, known as “Borrower”). Borrower and Lender shall collectively be known herein as “the Parties”. In determining the rights and duties of the Parties under this Agreement, the entire document must be read as a whole.

RECITALS

Reference is made to that certain loan agreement, dated January 27, 2025, by and between the Lender and the Borrower (the “Original Loan Agreement”), pursuant to which the Borrower obtained a loan in the principal amount of $6 million from the Lender, bearing interest at an annual rate of 5%, with repayment obligations of not less than $1 million in principal per quarter. As of the date hereof, the Borrower has repaid $300,000 under the Original Loan Agreement.

Now the Lender and the Borrower desire to amend and restate said loan agreement in its entirety. Accordingly, the Parties agree that such loan agreement is hereby amended and restated in its entirety on the terms and conditions set forth in this Agreement, which shall supersede and replace the original loan agreement in all respects.

LOAN TERMS

The Borrower and the Lender, hereby set forth their rights and obligations to one another under this Agreement and agree to be legally bound as follows:

A.	Principal Loan Amount

The Borrower agrees to borrow money from the Lender, and the Lender agrees to lend money to the Borrower, a total amount of $6,000,000.00 (Six million U.S. dollars).

B.	Interest Rate

The Borrower agrees to pay interest on the outstanding principal balance of the loan at the rate of 7% per annum, effective retroactively from the date of the Original Loan Agreement, or January 27, 2025. Interest shall accrue annually and be calculated based on the actual number of days elapsed and a 365-day year.

C.	Loan Repayment Terms

The Borrower shall repay the loan in accordance with the following schedule:

i.	By January 26, 2026, the Borrower shall make a minimum principal payment of $1,000,000.

ii.	From January 27, 2026 through January 26, 2027, the Borrower shall repay an additional principal amount of $2,000,000.

iii.	From January 27, 2027 through January 26, 2028 (the “Maturity Date”), the Borrower shall repay the remaining principal balance of $3,000,000, together with all accrued and unpaid interest and any applicable penalties, in full.

If the Borrower fails to make any of the scheduled payments set forth above within the applicable year, a penalty equal to five percent (5%) of the unpaid portion of the required payment for that year shall accrue, in addition to interest at an annual rate of seven percent (7%).

D.	Method of Loan Payment

The Borrower shall make all payments called for under this Agreement by sending check, bank transfer, or other method mutually agreed upon by the Parties.

If Lender gives written notice to Borrower that a different address or method shall be used for making payments under this Agreement, Borrower shall use the new address or method so given by Lender.

E.	Default

The occurrence of any of the following events shall constitute a Default by the Borrower of the terms of this Agreement:

(1)	Borrower’s failure to pay any amount due as principal or interest on the date required under this Agreement.

(2)	Any representation or warranty made by the Borrower in this Agreement or any related documents proves to have been false or misleading in any material respect when made.

(3)	Borrower fails to comply with any other covenant, obligation, or agreement contained in this Agreement, and such failure continues for a period of 10 days after written notice thereof from the Lender.

(4)	Any judgement, writ, warrant of attachment, execution, or similar process is issued or levied against a substantial part of the Borrower’s assets, or such judgement, writ, warrant of attachment, or execution is not released, vacated, or fully bonded within 10 days.

(5)	Borrower becomes insolvent or unable to pay its debts as they become due, or makes a assignment for the benefit of creditors, or applies for or consents to the appointment of a trustee, receiver, or custodian for all or a substantial part of its property.

(6)	Any proceeding under any bankrupt, reorganization, arrangement of debt, insolvency, or moratorium law, or any other similar law for the relief of debtors, is instituted by or against Borrower and, if instituted against Borrower, is not dismissed within 10 days.

Upon the occurrence of any Default, the Lender shall have the right to exercise any remedies available to it under this Agreement, at law, or in equity.

F.	Cure of Default

Upon default, Lender shall give Borrower written notice of default. Mailing of written notice by Lender to Borrower via Postal Service Certified Mail or email to the Borrower’s designated email address shall constitute prima facie evidence of delivery. Borrower shall have 14 days after receipt of written notice of default from Lender to cure said default.

In the case of default due solely to Borrower’s failure to make timely payment as called for in this Agreement, Borrower may cure the default by making full payment of any principal and accrued interest (including interest on these amounts) whose payment to Lender is overdue under the Agreement and, also, the late-payment penalty described in section G below.

G.	Penalty for Late Payment

There shall also be imposed upon Borrower a 5% penalty for any late payment computed upon the amount of any principal and accrued interest whose payment to Lender is overdue under this Agreement and for which Lender has delivered a notice of default to Borrower.

H.	Indemnification of Attorneys Fees and Out-of-Pocket Costs

Should the Borrower materially breach this Agreement, the Lender shall be indemnified by the Borrower for its reasonable attorneys fees and out-of-pocket costs which in any way relate to, or were precipitated by, the breach of this Agreement.

A default by Borrower which is not cured within 10 days after receiving a written notice of default from Lender constitutes a material breach of this agreement by Borrower.

I.	Integration

This Agreement, including the attachments mentioned in the body as incorporated by reference, sets forth the entire agreement between the Parties with regard to the subject matter hereof. All prior agreements, representations and warranties, express or implied, oral or written, with respect to the subject matter hereof, are superseded by this Agreement. This is an integrated agreement.

J.	Severability

In the event any provision of this Agreement is deemed to be void, invalid, or unenforceable, that provision shall be severed from the remainder of this Agreement so as not to cause the invalidity or unenforceability of the remainder of this Agreement. All remaining provisions of this Agreement shall then continue in full force and effect. If any provision shall be deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope and breadth permitted by law.

K.	Modification

Except as otherwise provided in this document, this Agreement may be modified, superseded, or voided only upon the written and signed agreement of the Parties. Further, the physical destruction or loss在o此f t处his键d入oc文um本ent shall not be construed as a modification or termination of the agreement contained herein.

L.	Exclusive Jurisdiction for Suit in Case of Breach

This Agreement shall be interpreted under, and governed by, the laws of Hong Kong. The Parties, by entering into this Agreement, submit to jurisdiction in Hong Kong for adjudication of any disputes and/or claims between the Parties under this Agreement. Furthermore, the Parties hereby agree that the courts of Hong Kong shall have exclusive jurisdiction over any disputes between the parties relative to this Agreement, whether said disputes sounds in contract, tort, or other areas of the law.

IN WITNESS WHEREOF and acknowledging acceptance and agreement of the foregoing, Borrower and Lender affix their signatures hereto.

Signatures:

In witness whereof, the parties hereto have executed this Agreement as of the date first above written:

For and on behalf of Lender: Toppoint Holdings Inc.

Signature:	/s/ Leo Chan

Print Name:	Leo Chan

Title:	CEO

Date:	1/27/2025

For and on behalf of Borrower: Golden Bridge Capital Management Limited

Signature:	/s/ Wayne Su

Print Name:	Wayne Su

Title:	Director